Contact:	Clement B. Knapp, Jr.	FOR IMMEDIATE RELEASE
President
(219) 836-5870

July 26, 2006

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDENDS

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that net income for the second quarter ended June 30, 2006 totaled $154,000, or $0.15 per diluted share, compared to $438,000, or $0.43 per diluted share reported for the quarter ended June 30, 2005. The decreased earnings per share compared to last year resulted primarily from a gain on the sale of the Bank’s stock investment in its data processing servicer, which amounted to $329,000 during the prior year period compared to $39,000 of remaining escrow funds received on this stock investment during the current year period, as well as the effect of the rise in short term interest rates. Return on average equity and return on average assets were 4.27% and 0.35%, respectively, in the current quarter compared to 12.71% and 1.09% in last year’s comparable period.

The Company also announced that it will pay a regular cash dividend of $0.08 per share for the quarter ended June 30, 2006. The dividend will be payable on August 23, 2006 to the shareholders of record on August 9, 2006.

Results for the Quarter Ended June 30, 2006 Compared to the Quarter Ended June 30, 2005

Net interest income for the quarter ended June 30, 2006 totaled $1.01 million, down slightly from the $1.12 million for last year’s quarter ended June 30, 2005. On a year-to-year basis, the Bank’s net interest margin decreased 56 basis points to 2.55% in the quarter due to a combination of rising short-term interest rates, a flattening yield curve and increased pricing competition in the Company’s markets. The increase in the cost of deposits to 3.18% for the current period compared to 2.21% in the prior year’s period reflects higher short-term interest rates and a change in the mix of the Company’s deposit portfolio as market forces have seen a shift toward higher yielding certificates of deposit out of lower cost core deposits.

Higher interest rates also resulted in increased asset yields, but these advances were not as significant as the increased cost of interest-bearing liabilities. Asset yields increased to 6.22% in the current period compared to 5.85% in the prior year’s period. The yield on loans receivable increased by 23 basis points driven by higher rates on new originations, primarily single-family mortgage loans as well as the increased yield on equity lines of credit and other adjustable rate loans, which in a rising rate environment, reprice more quickly than other components of the loan portfolio.

Non-interest income decreased to $441,000 in the current quarter, compared to $690,000 reported in last year’s second quarter. The decrease in non-interest income was primarily attributable to $329,000 gain reported in the prior year’s quarter from the sale of stock in the Bank’s data processing provider compared to a gain of $39,000 reported in this year’s second quarter relating to the same stock sale. The Company also recorded an unrealized loss of $10,000 in the current quarter compared to a $32,000 unrealized gain in the year ago quarter from trading account securities as the market price of the Company’s portfolio of small thrift and community bank stocks declined due to the general decline in financial institution stock prices during the quarter. Offsetting these declines was an increase of $36,000 in service fee income relating to the accounts receivable program due to increased volumes from those accounts serviced by the Bank as well as a $35,000 gain on the sale of a real estate owned property. In addition, the Company also incurred a loss of $18,000 in the current quarter compared to a loss of $19,000 in the prior year’s quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company’s effect income tax rate.

Non-interest expense totaled $1.14 million in the current quarter, compared to $1.10 million reported for the quarter ended June 30, 2005. The increase resulted primarily from increased staffing costs of $10,000 due to normal salary and benefit increases, increased advertising costs of $11,000 as the Company continues to aggressively promote the products and services it offers in its community and increased office occupancy and equipment costs of $12,000, primarily due to higher real estate tax expenses and increased professional fees of $41,000. The increase in professional fees relates to increases in legal, external auditing, brokerage services fees and additional fees paid in connection with the establishment of the Bank’s NOW account overdraft protection program. Offsetting these increases was a decline of $34,000 in data processing costs due in part to increased efficiencies which were undertaken during 2005.

During the second quarter we made a $140,000 specific reserve on a loan to a professional services firm located in Lafayette Indiana. Although this loan was current at June 30, 2006, we have concerns regarding the value of the accounts receivable and real estate (second lien) which secure the loan as well as the borrowers past performance on this asset. In view of the above, there can be no assurance that we will not be required to make further reserves against this loan.

Income tax expense totaled $24,000 in the current quarter, an effective tax rate of 13.7%, compared to $233,000 or an effective tax rate of 34.7% for the quarter ended June 30, 2005. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings periods.

Results for the Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

Diluted earnings per share decreased to $0.39 for the six months ended June 30, 2006 compared to $0.57 in the prior year period. For the six months ended June 30, 2006, net income totaled $404,000 compared to $582,000 for the comparable period last year. Return on average equity and average assets for the six months ended June 30, 2006 was 5.64% and 0.47%, respectively, compared to 8.52% and 0.74%, respectively, for the six months ended June 30, 2005.

Net interest income totaled $2.16 million for the six months ended June 30, 2006, compared to $2.25 million for the six months ended June 30, 2005. The net interest margin decreased to 2.77% in the current six months period compared to 3.17% a year ago. The net interest margin declined between the periods as the cost of interest-bearing liabilities increased faster than the yield on interest-earning assets in the rising interest rate environment.

Non-interest income decreased by $136,000 primarily due to the $290,000 reduction in gain realized on the sale of stock in the Bank’s data processing provider, as well as a $21,000 decline in income from trading account securities offset by an increase of $88,000 in fees and service charges, primarily in accounts receivable service fees, $51,000 in income from real estate operations which began in 2006 and a $35,000 gain on the sale of a real estate owned property. Non-interest expense increased by $143,000 due to increases in compensation and benefits of $51,000, advertising costs of $26,000 and professional fees of $80,000 offset by a decrease of $47,000 in data processing costs.

Loan loss provisions totaled $154,000 in the current period compared to $188,000 in the prior period. The current year period includes $75,000 of additional provision in establishing the aforementioned $140,000 loan loss reserve against a commercial loan. The prior year period includes $105,000 of additional reserves established against three non-accrual loans which were subsequently charged-off.

Balance Sheet and Capital

Total assets of the Company increased by $5.8 million to $176.3 million at June 30, 2006 from $170.5 million reported at December 31, 2005. The increase in assets during the six month period resulted from growth in loan balances, which totaled $148.1 million at June 30, 2006 compared to $140.0 million at December 31, 2005, an increase of $8.1 million. The increase was attributable in part to a $3.7 million adjustable rate single-family residential loan purchase and the purchase of a $1.0 million adjustable rate land development loan, both located out of state, as well as an $860,000 adjustable rate single-family residential loan purchase located locally. In addition, the Bank funded a $1.9 million land development adjustable rate loan to a local developer. The growth in loans was funded in part by a $6.4 million increase in borrowed money, and a $2.6 million decline in cash balances. The increase in borrowed money was entirely from the FHLB of Indianapolis. As of June 30, 2006, the weighted average term to maturity of the FHLB borrowings was 2.9 years compared to 3.0 years at December 31, 2005.

As of June 30, 2006, stockholders’ equity in the Company totaled $14.2 million. The number of common shares outstanding at June 30, 2006 was 980,081 and the book value per common share outstanding was $14.54. The Bank’s tangible, core and risk-based capital percentages of 9.05%, 9.05% and 15.31%, respectively, at June 30, 2006 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased during the past three months to $3.25 million or 1.84% of total assets at June 30, 2006 compared to $2.50 million or 1.41% of total assets at March 31, 2006. At December 31, 2005, non-performing assets totaled $2.11 million, or 1.24% of assets. The increase in the most recent three month period relates to a $760,000 non-residential participation loan on a motel property located in Elkhart, Indiana. Based on appraised value, location of the property and personal guarantees of the individuals on the loan, no anticipated loss of principal is expected. In addition, at June 30, 2006, the Company had title to seven real estate owned properties in the local market area totaling $1.2 million which are currently valued at the lower of cost or net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

The bank is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Jun. 30	Dec. 31
	2006	2005
	(Unaudited)

Total assets	176,242	170,466
Loans receivable, net	148,064	140,035
Mortgage-backed securities	1,422	1,664
Investment securities and interest bearing deposits	8,321	9,696
Deposits	125,797	127,435
Borrowed money	27,399	21,012
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	5,000	5,000
Stockholders' equity	14,249	14,145

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2006	2005	2006	2005

Total interest income	$2,459	2,103	$4,866	4,109
Total interest expense	1,452	986	2,711	1,860
Net interest income	1,007	1,117	2,155	2,249
Provision for loan losses	127	34	154	188
Net interest income after provision for
loan losses	880	1,083	2,001	2,061
Non-interest income:
Fees and service charges	325	271	609	521
Rental Income	34	34	69	69
Gain (loss) on trading securities	(10)	32	(15)	6
Gain on sale of real estate owned	35	-	35	-
Loss from investment in joint venture	(18)	(19)	(36)	(42)
Gain on sale of other assets	39	329	39	329
Increase in cash surrrender value of life insurance	31	30	61	60
Income from real estate held for development	0	-	51	-
Other operating income	5	13	12	18
Total non-interest income:	441	690	825	961
Non-interest expense:
Staffing cost	584	574	1,181	1,130
Advertising	57	46	98	71
Occupancy and equipment costs	105	93	212	200
Data processing	113	147	247	294
Professional fees	88	47	187	107
Federal deposit insurance premiums	4	4	8	8
Other	192	191	377	357
Total non-interest expense	1,143	1,102	2,310	2,167
Net income before income taxes	178	671	516	855
Provision for federal & state income taxes	24	233	112	273
Net income	$154	438	$404	582

Earnings per share
Basic	$0.16	$0.46	$0.41	$0.61
Diluted	$0.15	$0.43	$0.39	$0.57

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Performance Ratios:
Return on average assets	0.35%	1.09%	0.47%	0.74%
Return on average equity	4.27	12.71	5.64	8.52
Interest rate spread information:
Average during period	2.54	3.07	2.76	3.14
End of period	2.43	2.92	2.43	2.92
Net interest margin	2.55	3.11	2.77	3.17
Efficiency ratio	81.03	74.56	78.53	75.21
Ratio of operating expense to average total assets	2.58	2.75	2.66	2.74
Ratio of average interest earning assets to average
interest-bearing liabilities:	1.01x	1.01x	1.01x	1.01x
Weighted average common shares outstanding:
Basic	991,858	961,592	991,245	961,056
Diluted	1,047,528	1,018,603	1,042,968	1,019,345

	At	At
	June 30	Dec 31
	2006	2005
Quality Ratios:	(Unaudited)
Non-performing assets to total assets at end of
period	1.84%	1.24%
Allowance for loan losses to non-performing
loans	36.01%	50.80%
Allowance for loan losses to loans receivable, net	0.58	0.53

Capital Ratios:
Equity to total assets at end of period	8.08	8.30
Average equity to average assets	8.25	8.54

Other Data:
Number of full service offices	3	3